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                               The Cologne Life Re

                               SPECIFICATIONS PAGE
                              REINSURANCE AGREEMENT

COMPANY:                 STATE MUTUAL LIFE ASSURANCE COMPANY
                         Worcester, Massachusetts

TREATY NUMBER:           S145-101-000

ACCOUNT NUMBER (S)       2360

REINSURER:               THE COLOGNE LIFE REINSURANCE COMPANY
                         30 Oak Street
                         Stamford, Connecticut 06905

EFFECTIVE DATE:          January 1, 1993.

PRODUCT COVERED:         For business written on and after January 1, 1993 for
                         the plans listed in Exhibit A.

TYPE OF TREATY:          Automatic and Facultative YRT.

BINDING LIMIT
AND QUOTA SHARE:         25% Quota share of all amounts in excess of the Ceding
                         Company's retention up to $6,700,000 per life to the
                         pool and a maximum automatic liability to the Cologne
                         of $2,000,000 per life.

PREMIUMS:                The premium rates are shown in Exhibit B and for
                         amounts in excess of the reinsurance limit Exhibit B.3.

POLICY FEE:              No Policy fee

PREMIUM TAX:             Reimbursed, unless taxed directly to Cologne.  Paid
                         monthly at the most recent calendar year rate applied
                         to the total premium.

JUMBO LIMIT:             All life insurance in force and applied for with all
                         companies shall not be more than $10,000,000.

TRIVIAL AMOUNT:          $25,001 reinsurance coverage per cession is the minimum
                         amount of reinsurance provided under this treaty for a
                         particular life. Cessions less than $25,001 will be
                         automatically terminated.

MINIMUM SUBMISSION:      $50,001.

RECAPTURE:               After 10 policy years

In the event of any conflict between this Specifications Page and the terms and conditions of the Reinsurance Agreement, the terms and conditions of the Agreement shall govern.

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                                TABLE OF CONTENTS

                         AUTOMATIC REINSURANCE AGREEMENT

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                                                                               PAGE
                                                                               ----
Specifications Page                                                            1

Table of Contents                                                              2

GENERAL PROVISIONS

    I.    PARTIES TO THE AGREEMENT                                             4

    II.   REINSURANCE COVERAGE

          A. General Conditions                                                4

          B. Automatic Reinsurance

                1. Ceding upon Maximum Retention                               4
                2. Notification                                                5

          C. Facultative Reinsurance

                1. Procedure                                                   5
                2. Commencement of Liability                                   5
                3. Continuing Notice Obligation                                5

          D. Conditions Receipt Coverage

                1. Coverage for Automatic Reinsurance                          6
                2. Coverage for Facultative Reinsurance                        6
                3. Discrepancy with Conditional Receipt                        6

    III.  REINSURANCE BENEFITS AMOUNTS

          A. Cash Value Plan                                                   6
          B. Universal Life Plan                                               6
          C. Level Term Plans                                                  6
          D. Decreasing Term Plans                                             6
          E. Supplemental Benefits                                             7

    IV.   POLICY CHANGES

          A. Acceptance or Rejection of Change                                 7
          B. Reduction of Insurance                                            7
          C. Increase of Insurance                                             7

    V.    CLAIMS

          A. Settlement of Claims                                              7
          B. Misstatement of Status                                            9

    VI.   RECAPTURE

          A. Recapture upon an Increase in Retention                           9

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
    VII.  EXTERNAL REPLACEMENTS AND CONVERSIONS

          A. Conditions of Acceptance                                          10
          B. Premiums upon Acceptance                                          10

    VIII. EFFECT OF LAPSE OR TERMINATION OF A POLICY

          A. Reduction or Termination of Retained and Unretained polices       10
          B. Extended Term or Reduced Paid-Up Insurance                        10
          C. Unearned Premium                                                  11
          D. Reinstatement                                                     11

    IX.   MISCELLANEOUS PROVISIONS

          A. Payment of Premiums and Policy Fees                               11
          B. Premium Tax Credits                                               11
          C. Insolvency                                                        11
          D. Offset                                                            12
          E. Company Data                                                      12
          F. Oversights                                                        12
          G. Inspection of Records                                             12

    X.    ARBITRATION

          A.   Procedure                                                       12

    XI.   TERMINATION OF IN-FORCE BUSINESS

          A.   Failure to Pay Premiums                                         13

    XII.  TERMINATION OF NEW BUSINESS

          A.   Duration of Agreement                                           13

Exhibits

          Plans and Amounts Reinsured                                          A.1
          Company's Retention and Limits on Automatic Reinsurance              A.2
          Binding Limits                                                       A.3
          Reinsurance Premiums                                                 B
          Excess Rates                                                         B.1
          Premium Accounting                                                   C
          Self-Administered Bulk Reporting                                     C.1
          Individual Cession Form                                              D

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                               GENERAL PROVISIONS

I.     PARTIES TO THE AGREEMENT

       This is an agreement for indemnity reinsurance (the "Agreement") solely between State Mutual Life Assurance Company (the "Company") and The Cologne Life Reinsurance Company, a Connecticut Corporation ("Cologne"). The acceptance of risks under this Agreement shall create no right or legal relation whatsoever between Cologne and the insured, owner, or beneficiary of any insurance policy or other contract of the Company.

II.    REINSURANCE COVERAGE

       A. GENERAL CONDITIONS. On or after 12:01 A.M. Eastern Standard Time on the effective date of this Agreement, as shown on the Specifications Page, reinsurance provided for in this Agreement shall be in force and binding on Cologne as long as the issuance of such insurance by the Company constituted the doing of business in a jurisdiction in which the Company was properly licensed, the insurance was issued on the lives of the residents of the United States or Canada, and the reinsurance premiums continued to be paid in accordance with this Agreement.

       B. AUTOMATIC REINSURANCE.

          1. CEDING UPON MAXIMUM RETENTION. Whenever the Company retains its maximum limit of retention with respect to a life, as shown in Exhibit A, the Company shall cede and Cologne shall automatically accept as reinsurance under the terms and conditions of this Agreement, the liability in excess of the retention on such life, together with all reinsured supplemental coverage's, provided that the risks ceded were underwritten on policies issued directly by the Company on those plans of insurance as set forth in Exhibit A provided further that:

             (a) the amount of reinsurance does not cause the Binding Limit to be exceeded, as shown on the Specifications Page and Exhibit A;

             (b) the amount of insurance does not cause the Jumbo Limit to be exceeded, as shown on the Specifications Page;

             (c) the Company has not offered the risk facultatively to any reinsurer, including Cologne, within two years; and

             (d) the business ceded under this Agreement has been fully underwritten by the Company at its home office or any regional home office in accordance with its usual underwriting standards and requirements which Cologne has acknowledged in writing.

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          2. NOTIFICATION. Whenever Cologne has been bound on a policy in accordance with the above conditions, the Company shall send appropriate notification to Cologne within twenty (20) days after the end of the month in which Cologne has become bound.

       C. FACULTATIVE REINSURANCE.

          1. PROCEDURE. If a risk should not qualify for automatic reinsurance or if the Company so desires, the Company may request facultative consideration of any risk by sending Cologne a reinsurance application form, in substantially the form as set forth in Exhibit D, showing details of the risk together with any medical examination reports, electrocardiograms, inspection reports and any other information known to the Company pertaining to the insurability of the risk. Cologne shall give the reinsurance application prompt consideration and shall notify the Company of its decision. Unless specifically agreed to the contrary, Cologne shall hold its offer on a pending case open for one hundred twenty
             (120) days at which time Cologne shall, in the absence of notification of case status, routinely close its file and consider the offer to reinsure as formally withdrawn.

          2. COMMENCEMENT OF LIABILITY. If Cologne offers to accept the risk and the Company explicitly accepts and acts in accordance with Cologne's decision, Cologne shall become liable for its share of the risk, its liability commencing with that of the Company, provided that the contract or policy has been delivered according to the usual procedures of the Company.

          3. CONTINUING NOTICE OBLIGATION. Both prior to and subsequent to Cologne's acceptance of a risk, the Company shall send to Cologne all information in its possession that is related to the insurability of such risk.

       D. CONDITIONAL RECEIPT COVERAGE.

          1. COVERAGE FOR AUTOMATIC REINSURANCE. In the case of pre-paid or conditional receipt liability, Cologne's liability on automatic reinsurance shall begin and end with the Company's liability, provided that all procedures, terms and conditions of the Company's conditional receipt are followed and Cologne has provided the Company with written acceptance of its conditional receipt form.

          2. COVERAGE FOR FACULTATIVE REINSURANCE. For those risks submitted facultatively, conditional receipt liability shall not commence until Cologne has made an explicit acceptance of the risk.

          3. DISCREPANCY WITH CONDITIONAL RECEIPT. In the case where the conditional receipt is given for an amount less than the policy application, cologne shall not be liable for more than its proportionate share of the maximum limit as shown in the Company's conditional receipt.

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III.   REINSURANCE BENEFIT AMOUNTS

LIFE. Reinsurance benefit amounts under Coinsurance shall follow the benefit pattern of the coinsured plans. Reinsurance benefit amounts under Risk Premium Reinsurance shall be determined in the manner described in paragraph A, B, C or D below, unless otherwise agreed in specific instances:

A. CASH VALUE PLANS.
   The Reinsurance benefit at each policy duration shall equal the difference between the face amount of death benefit reinsured and the terminal reserve for the amount reinsured based on the 1980 CSO Mortality Table using a 4 1/2% interest rate, curtate functions, and the Commissioners Reserve Valuation Method. Cologne may interpolate or use reasonable approximations for the plan of insurance, etc.

B. UNIVERSAL LIFE.
   In the year of issue the net amount at risk is defined to be the amount of insurance reinsured. In all subsequent policy years, the net amount at risk is defined to be the amount of insurance reinsured less the accumulated policy value on the entire policy at the end of the prior year.

C. LEVEL TERM PLANS.
   For level term plans having no cash values and those running 20 years or less, the reinsurance benefit shall equal the face amount reinsured, ignoring terminal reserves.

D. DECREASING TERM PLANS.
   The reinsurance benefit shall equal the face amount of death benefit reinsured.

E. SUPPLEMENTAL BENEFITS

   1. ADB LIMITS. Not applicable.

   2. DISABILITY WAIVER OF PREMIUM. Not Applicable

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IV.    POLICY CHANGES.

   A. ACCEPTANCE OR REJECTION OF CHANGE. Whenever a change is made in the status, plan, amount or other material feature of the policy issued by the Company which has a liability ceded to Cologne under this Agreement, Cologne shall, upon notification of the change, provide appropriately adjusted reinsurance coverage.

   B. REDUCTION OF INSURANCE. If a change results in the amount of insurance being reduced, the amount of reinsurance shall be reduced proportionately and any unearned premiums associated with the reduction shall be returned to the Company.

   C. INCREASE OF INSURANCE. If a change results in the amount of insurance being increased, the increase will be considered as new reinsurance under this Agreement and appropriate underwriting evidence will be required.

V.     CLAIMS

   A. SETTLEMENT OF CLAIMS. The Company shall obtain proof of death upon the death of each insured. It shall investigate each death and assert any defenses from liability under the policy in accordance with its normal claims procedures. The Company shall notify The Cologne of each death. The Cologne shall pay its share of the net amount at risk under the policy after receiving proof of the deaths of all insureds. Copies of proof or other documents bearing on such claim or proceeding shall be furnished to The Cologne when requested.

   B. The Cologne shall accept the good faith decision of the Company in settling any claim or suit and shall pay, at its Home Office, its share of the net reinsurance liability upon receiving proper evidence of the Company's having settled with the claimant. Payment of net reinsurance liability on account of death shall be made in one lump sum.

   C. The Company shall consult with The Cologne before making an admission of liability on any contestable claim on which the Company retains (a) less than their full retention or (b) twenty percent or less of the risk.

   D. If the Company should contest or compromise any claim or proceeding and the amount of net liability thereby be reduced, or if at any time the Company should recover monies from any third party in connection with or arising out on any claim reinsured by The Cologne, The Cologne reinsurance liability shall be reduced or The Cologne shall share in the recovery, as the case may be, in the proportion that the net liability of The Cologne bore to the total net liability existing as of the occurrence of the claim. As used in this section, "recovery" shall include, but not be limited to, settlements, judgments, awards and insurance payments of any kind.

   E. Any unusual expenses incurred by the Company in defending or investigating a claim for policy liability or in taking up or rescinding a policy reinsured hereunder shall be participated in by The Cologne in the same proportion as described in section D, above.

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   F.  In no event shall the following categories of expenses or liabilities be considered, for purposes of this Agreement, as "unusual expenses" or items of "net reinsurance liability:"

              (1)   routine investigative or administrative expenses;

              (2) expenses incurred in connection with dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits which the Company admits are payable;

              (3) expenses, fees, settlements, or judgements arising out of or in connection with claims against the Company for punitive or exemplary damages, fees, or expenses against the Company, the parties shall not be required to follow the reason indicated by the court which awarded such damages, fees, or expenses; rather, the parties shall act in good faith to determine the actual reason for the award;

              (4) expenses, fees, settlements, or judgements arising out of or in connection with claims made against the Company and based on alleged or actual bad faith, failure to exercise good faith, or tortious conduct; in determining the reason for the assessment of any damages, fees, or expenses against the Company, the parties shall not be required to follow the reason indicated by the court which awarded such damages, fees, or expenses; rather, the parties shall act in good faith to determine the actual reason for the award;

   G. For purposes of this Agreement, penalties, attorney's fees, and interest imposed automatically by statute against the Company and arising solely out of a judgement being rendered against the Company in a suit for policy benefits reinsured hereunder shall be considered " unusual expenses".

   H. In the event that the amount of insurance provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age or sex established after the death of the insured, the net reinsurance liability of The Cologne shall increase or reduce in the proportion that the net reinsurance liability of The Cologne bore to the sum of the net retained liability of the Company and the liability of other reinsurers immediately prior to the discovery of such misstatement of age or sex. Reinsurance policies in force with The Cologne shall be reformed on the basis of the adjusted amounts, using premiums and reserves applicable to the correct age and sex. Any adjustment in reinsurance premiums shall be without interest.

   I. The Cologne shall refund to the Company any reinsurance premiums, without interest, unearned as of the date of death of the life reinsured hereunder.

   J. If the Company pays interest from a specified date, such as the date of death of the insured, on the contractual benefit of a policy reinsured under this Agreement, The Cologne shall indemnify the Company for the Cologne's share of such interest. Interest paid by The Cologne under this section shall be computed at the same rate and commencing as of the same date as that paid by the Company. The computation of interest paid The Cologne under this section shall cease as of the earlier of (1) the date of payment The Cologne's share of reinsurance liability and (2) the date of termination of the period for which the Company has paid such interest.

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VI.    RECAPTURE

       RECAPTURE UPON AN INCREASE IN RETENTION. Whenever the Company changes its limits of retention, it shall promptly inform Cologne and Cologne shall accept the notice and make it part of this Agreement. At the effective date of this Agreement, the retention limits of the Company are as shown in Exhibit A. If the Company increases its retention limits, it may exercise its right of recapture and reduce the existing reinsurance in-force on all business on which it was fully retained in accordance with the following rules.

       1. The Company shall give Cologne ninety (90) days written notice of its intention to recapture existing business reinsured under this Agreement in accordance with its new limits of retention;

       2. No reduction shall be made in the reinsurance on any policy unless the Company retained its maximum retention limit for the plan, age and mortality ratings at the time the policy was issued. If any reinsurance is recaptured following a retention increase, all reinsurance which is subject to recapture under these provisions must be similarly recaptured. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied pro rata to the total outstanding reinsurance; and

       3. The reduction in reinsurance shall be made on the next anniversary of each policy affected. However, no reduction shall be made until a policy has been in-force for the minimum period necessary to qualify for recapture, which is stated on the Specifications Page of this Agreement.

       4. In the event the Company overlooks any reductions or cancellations of reinsurance which should be made on account of recapture, the acceptance by Cologne of reinsurance premiums after the effective dates of the reductions or cancellations shall not constitute or determine a liability on the part of Cologne for such reinsurance, and Cologne shall be liable only for a credit of the premiums so received, without interest.

VII.   EXTERNAL REPLACEMENTS AND CONVERSIONS

   A. CONDITIONS OF ACCEPTANCE. Cologne will consider replacements or conversions to the plans reinsured, provided the following conditions are met:

       1. The original policy was issued by the Company; and
       2. The Company has received a release from the original reinsurer.

   B. PREMIUM PAYABLE UPON ACCEPTANCE. First year premium calculations will apply to any policy on which:

       1. The Company has obtained complete and current underwriting evidence on the full amount, which is satisfactory to Cologne.
       2. The full normal commissions are paid for the new plan; and
       3. The Suicide and Contestable provisions apply as if the policy were newly issued.

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       Attained age and duration premium calculations will apply in all other cases, for amounts not to exceed the amount of the original reinsurance.

       The rate scale applicable to any such external replacement or exchange shall be determined on an individual basis.

VIII.  EFFECT OF LAPSE OR TERMINATION OF A POLICY

   A. REDUCTION OR TERMINATION OF RETAINED AND UNRETAINED POLICIES. In the event of the lapse or termination of a policy on which the Company has retention, the Company may reduce reinsurance by a like amount in order to remain fully retained on the risk. If the lapse or termination is on a policy not reinsured, then any reduction made shall be on those policies reinsured commencing with that policy most recently issued. In the event there is more than one reinsurer, the reduction shall be proportionate among the reinsurers.

   B. EXTENDED TERM OR REDUCED PAID-UP INSURANCE. If the original policy lapses and extended term insurance or reduced paid-up insurance is granted under the terms of the policy, Cologne, upon notification of such change, will adjust the amount of reinsurance and accept appropriately adjust reinsurance premiums calculated in the same manner as on the original policy. However, Cologne shall not provide coverage for extended term insurance on policies originally issued at substandard ratings greater than 150% of standard or the equivalent in flat extra premium unless Cologne specifically agrees in advance to do so.

   C. UNEARNED PREMIUM. Upon lapse, death of a policyholder or other termination of a policy, Cologne shall refund any unearned premiums. However, policy fees, if any, shall be deemed earned for a policy year if during any portion of such policy year ceded insurance is exposed to risk.

   D. REINSTATEMENT. If a policy which has lapsed for nonpayment of premium is reinstated in accordance with its terms and in accordance with Company rules and procedures, Cologne shall, upon notification of reinstatement, reinstate the pre-existing reinsurance coverage. Upon reinstatement of the reinsurance coverage, the Company shall pay the reinsurance premiums which would have accrued had the policy not lapsed, together with interest at the same rate as the Company receives under its policy.

IX.    MISCELLANEOUS PROVISIONS

   A. PAYMENT OF PREMIUMS AND POLICY FEES. Premiums and policy fees shall be paid by the Company to Cologne pursuant to the terms as set forth in the Specifications Page.

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   B.  PREMIUM TAX CREDITS. Cologne shall reimburse the Company for premium taxes on reinsurance premiums, as provided in the Specifications Page.

   C. INSOLVENCY. In the event of insolvency of the Company, all payments normally made to it by Cologne shall be payable directly to the liquidator, receiver or statutory successor of the Company on the basis of the liability of the Company under the contract or contracts reinsured without diminution because of insolvency of the Company.

       In the event of insolvency of the Company, the liquidator, receiver or statutory successor shall give Cologne written notice of the pendency of a claim on a policy reinsured within a reasonable time after the claim is filed in the solvency proceeding. During the pendency of the claim, Cologne may investigate the claim, and in a proceeding where the claim is to be adjudicated, Cologne may, at Cologne's own expense, interpose in the name of the Company (its liquidator, receiver or statutory successor) any defense or defenses which Cologne may deem available to the Company or its liquidator, receiver or statutory successor.

       The expense thus incurred by Cologne shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the amount of reinsurance which may accrue to the Company solely as a result of the defense undertaken by Cologne. Where two or more reinsurers participate in the same claim and a majority in interest elect to interpose a defense to the claim, the expense shall be apportioned in accordance with the terms of the reinsurance agreements as though the expense had been incurred by the Company.

   D. OFFSET. Upon notice to the other party, the Company or Cologne may offset any balance(s) owed to it by the other from premiums, allowances, claims, or any other amount(s) due from one party to the other under this Agreement.

   E. COMPANY DATA. The Company agrees to keep Cologne informed of the identity and terms of its policies, riders and contracts reinstated under this Agreement, as well as any special programs affecting reinsurance hereunder, with copies of its application forms, policy forms, supplementary agreements, rate books, plan codes and all other materials relevant to the coverages reinsured.

       Further, the Company agrees to furnish Cologne with all underwriting manuals or criteria, requirements, and retention schedules affecting reinsurance ceded and to keep Cologne fully informed of all subsequent changes to said materials.

   F. OVERSIGHTS. Administrative or clerical error or omissions of an accidental or unintentional nature shall be corrected and both parties shall be restored to the positions they would have occupied had no such error or omission occurred. Errors of judgement are not covered by this provision.

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   G.  INSPECTION OF RECORDS. Cologne, or their duly authorized representatives, shall have the right at any reasonable time to inspect, at the office of the Company, all books and documents relating, directly or indirectly, to any business reinsured under this Agreement.

X.     ARBITRATION

       The Cologne and the Company intend that any dispute between them under or with respect to this Agreement be resolved without resort to any litigation. Accordingly, The Cologne and the Company agree that they will negotiate diligently and in good faith to agree on a mutually satisfactory resolution of any such dispute; PROVIDED, HOWEVER, that if any such dispute cannot be resolved by them within sixty calendar days (or such longer period as the parties may agree) after commencing such negotiations, The Cologne and the Company agree that they will submit such dispute to arbitration in the manner specified in, and such arbitration proceeding will be conducted in accordance with, the rules of the American Arbitration Association.

       The arbitration hearing will be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance or life reinsurance company. The Cologne and the Company will each appoint one arbitrator by written notification initiating the arbitration. These two arbitrators will then select the third arbitrator within sixty calendar days after the date of the mailing of the notification initiating arbitration.

       If either The Cologne or the Company fail to appoint an arbitrator, or should the two arbitrators be unable to agree upon the choice of a third arbitrator, the president of the American Arbitration Association or of its successor organization or (if necessary) the president of any similar organization designated by lot of The Cologne and the Company within thirty calendar days after the request will appoint the necessary arbitrators.

       The vote or approval of a majority of the arbitrators will decide any question considered by the arbitrators reach the same decision, then the average of the two closest mathematical determinations will constitute the decision of all three arbitrators. The place of arbitration will be Stamford, Connecticut. Each decision (including without limitation each award) of the arbitrators will be final and binding on all parties and will be nonappealable, and (at the request of either of The Cologne or the Company) any award of the arbitrators may be confirmed by a judgement entered by any court of competent jurisdiction. Each party will be responsible for paying (a) all fees and expenses charged by its respective counsel, accountants, actuaries, and other representatives in conjunction with such arbitration and (b) one-half of the fees and expenses charged by each arbitrator.

XI.    TERMINATION OF IN-FORCE BUSINESS

   A. FAILURE TO PAY PREMIUMS. The payment of reinsurance premiums shall be a condition precedent to the liability of Cologne for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid when due, Cologne shall have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If Cologne elects to exercise its right of termination, it shall give the Company thirty (30) days written notice of its intention to terminate said reinsurance.

       If all reinsurance premiums in arrears, including any which may become in arrears during the thirty day period, are not paid before expiration of said period, Cologne shall be relieved of all liability. Policies on which reinsurance premiums subsequently fall due will automatically terminate if reinsurance premiums are not paid. Terminated reinsurance may be reinstated at any time within sixty (60) days of the date of termination upon payment of all reinsurance premiums in arrears, however, Cologne shall have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance shall not prejudice Cologne's right to collect premiums for the period reinsurance was in force prior to the expiration of the thirty day notice.

       Premium balance which remain unpaid for more than sixty (60) days shall incur interest from the due date calculated from that date by using the 13-week Treasury Bill rate reported for the last working day of the calendar month in the "Money Rates" section of THE WALL STREET JOURNAL or comparable publications.

XII.   TERMINATION OF NEW BUSINESS

       A. DURATION OF AGREEMENT. This Agreement shall have the effective date shown on the Specifications Page and shall be unlimited in duration. It may be terminated at any time, insofar as it pertains to the handling of subsequent new business, by either party giving ninety
          (90) days notice of termination in writing in advance. Cologne shall continue to accept new business during the ninety (90) days notice and shall continue to be liable on all in-force reinsurance granted under this Agreement until the termination or expiry of the insurance reinsured.

This Agreement represents the entire contract between Cologne and the Company and supercedes any prior oral or written agreements.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date set forth below:

THE COLOGNE LIFE REINSURANCE COMPANY          STATE MUTUAL LIFE ASSURANCE

By:       /s/ Michael P. Tine                 By:    /s/ Robert P. Mills, Jr.
   ----------------------------------------       ------------------------------

Name:     Michael P. Tine                     Name:  Robert P. Mills, Jr.
      -------------------------------------         ----------------------------

Title:    Senior Vice President               Title: AVP & Actuary
       ------------------------------------          ---------------------------

Date:     5/28/93                             Date:  July 23, 1993
      -------------------------------------         ----------------------------

ATTEST:   /s/                                 ATTEST: /s/ William H. Maudsley
        -----------------------------------           --------------------------

Name:     /s/                                 Name:  William H. Maudsley
      -------------------------------------         ----------------------------

Title:    Vice President                      Title: VP & Actuary
       ------------------------------------          ---------------------------

Date:     (illegible)                         Date:  July 23, 1993
      -------------------------------------         ----------------------------

                                    EXHIBIT A

                           PLANS AND AMOUNTS REINSURED

                                 Omitted 1 Page

                                   EXHIBIT A.1

                   STATE MUTUAL OF AMERICA RETENTION SCHEDULE

                                      LIFE

                            STANDARD RISKS,
                            SPECIAL CLASSES              SPECIAL CLASSES
                            A THROUGH H AND               J, L, & P AND
                            FLAT EXTRAS OF               FLAT EXTRAS OF
          AGES              $20.00 OR LESS               $20.01 AND OVER
          ----              --------------               ---------------
            0                $   500,000                  $   250,000
          1-60                 2,000,000                    1,000,000
          61-70                1,000,000                      500,000
          71-80                  500,000                      250,000

Notes:  (1)  The above maximum limits are also the maximums on any one life for all plans and riders combined.

        (2)  The minimum size reinsurance case will be $50,001.

AVIATION

        Any situation involving aviation will use a $500,000 retention.

WAIVER OF PREMIUM DISABILITY & ACCIDENTAL DEATH BENEFITS

        Fully retained

Effective date January 1, 1993

                                    EXHIBIT B

                              REINSURANCE PREMIUMS

LIFE. The reinsurance premiums for the life risk except pension products ERL2 and increases on ERL1, shall be based on the annual mortality rates attached Exhibit B.1 multiplied by the percentage specified below for the plans specified below for the insured's age and table rating, if any. Mortality rates for pension products ERL2 and increases on ERL1 shall be Exhibit B.2.

                            PERCENTAGE OF PREMIUMS TO COLOGNE
                            ---------------------------------
                               NON
              YEARS          SMOKERS                SMOKERS                     PLAN(S)
              -----          -------                -------                     -------
                 1              0%                     0%                Universal Life Plans
               2-10            54%                    55%                First-to-die-UL
                 11+           72%                    70%                ELPlus, ELII, VEL, VEL 91
                                                                         increases on these
                                                                         Plans plus increases
                                                                         On ELI & ERL1 and OIR

FIRST-TO-DIE. Premium is calculated on each insured and summed. A 5% discount on the total reinsurance premium is allowed.

In the event that a risk is accepted and ceded with a flat extra premium, such premiums shall be reported separately on a monthly premium basis at the percentages specified below, multiplied by the face reinsured.

TYPE OF FLAT EXTRA PREMIUM                      FIRST YEAR                       RENEWAL
--------------------------                      ----------                       -------
Temporary extra payable 1-5 years               100%                             100%
Extra payable 6 or more years                    25%                              90%

ACCIDENTAL DEATH BENEFIT (ADB):  Not applicable.

WAIVER OF PREMIUM (WP):  Not applicable.

OTHER SUPPLEMENTAL COVERAGES. Other supplemental coverages, as listed in Exhibit A, will receive the same rates as the base policy.

RATE GUARANTEE. While Cologne anticipates continuing to accept premiums on the basis of the attached rates, Cologne can only guarantee that the life reinsurance premium rates payable under this Agreement shall not exceed the one-year term net premiums computed on the 1980 CSO Mortality Table using 4 1/2% interest and continuous functions.

EXCESSES: Reinsurance Amounts in excess of $3 million will be covered using the YRT rate scale attached (Exhibit B.3). The non-smoker rate scale is multiplied by 1.075.

CONVERSIONS: Conversions are allowed from a term to a universal life plan and will be covered on a point-in-scale basis.

% of Premium (UL)

                                       -B-

                            ANNUAL MORTALITY CHARGES

                                12 PAGES OMITTED

                               The Cologne Life Re
              ADDENDUM TO TREATY # S145-101-000 DATED JANUARY 1993

CEDING COMPANY:            STATE MUTUAL LIFE ASSURANCE COMPANY
                           Worcester, MA

REINSURANCE COMPANY:       THE COLOGNE LIFE REINSURANCE COMPANY
                           30 Oak Street
                           Stamford, CT 06905

ACCOUNT NUMBER (S):        2360

AMENDMENT NUMBER:          S145-101-001

EFFECTIVE DATE:            January 1, 1993

SPECIAL PROVISION:         Article V is hereby amended to include the following:

                           Notwithstanding anything in this Agreement to the contrary, the term "unusual expenses" as used in this Agreement shall include, but not be limited to:

                           1. any extra contractual award (including, but limited to, punitive or exemplary damages) imposed against the Company by a court or regulatory body, except to the extent that the award is based on conduct of the Company which The Cologne did not have knowledge of nor acquiesced in and which was in bad faith. For purposes of this provision, in determining whether the Company's conduct was in bad faith, the decision of the court or regulatory body will not be binding. Rather, the conduct will only be considered to have been in bad faith to the extent it deviates from accepted standards of conduct among those familiar with the operation on the insurance and reinsurance business; and

                          2. any legal fees and costs incurred by the Company in defending or investigating a claim for policy liability or in taking up or rescinding a policy reinsured under this Agreement.

                           For purposes of this Agreement, any penalties, attorney's fees, and interest imposed automatically by statute against the Company and arising solely out of judgement being rendered against the Company in a suit for policy benefits reinsured under this Agreement shall, in any event, be considered "unusual expenses."

OTHER CONDITIONS:           As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the Parties have had their respective officers execute it below.

THE COLOGNE LIFE REINSURANCE CO.           STATE MUTUAL LIFE ASSURANCE COMPANY

BY:       /s/                              BY:        /s/ Robert P. Mills, Jr.
    --------------------------------           ---------------------------------

TITLE:    Senior Vice Pres.                TITLE:     AVP & Actuary
       -----------------------------              ------------------------------

DATE:     8/26/93                          DATE:      September 10, 1993
      ------------------------------             -------------------------------

ATTEST:   /s/                              ATTEST:    /s/
        ----------------------------               -----------------------------
          Vice President
          8/26/93

                               The Cologne Life Re

                      ADDENDUM TO TREATY DATED JANUARY 1993

CEDING COMPANY:       STATE MUTUAL LIFE ASSURANCE COMPANY
                      Worcester, MA

REINSURANCE COMPANY:  THE COLOGNE LIFE REINSURANCE COMPANY
                      30 Oak Street
                      Stamford, CT 06905

ACCOUNT NUMBER (S):   2360

EFFECTIVE DATE:       July 1, 1993

AMENDMENT NUMBER:     S145-101-002

TYPE OF BUSINESS:     Automatic with Facultative Option YRT

SPECIAL PROVISIONS:   The addition of two new universal life products:

                      ELPLUS (Form number (1019-93)
                      VEL93 (Form number (1018-93)

OTHER CONDITIONS:     As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the Parties have had their respective officers execute it below.

THE COLOGNE LIFE REINSURANCE CO.    STATE MUTUAL LIFE ASSURANCE COMPANY

BY:       /s/                             BY:      /s/ Robert P. Mills, Jr.
    -----------------------------            -----------------------------------

TITLE:    Senior Vice Pres.               TITLE:   AVP & Actuary
       --------------------------                -------------------------------

DATE:     4/18/94                         DATE:    May 2, 1994
      ---------------------------               --------------------------------

ATTEST:   /s/                             ATTEST:  /s/
        -------------------------                 ------------------------------
          (Illegible)
          4/18/94

                               The Cologne Life Re

                    ADDENDUM TO TREATY DATED JANUARY 1, 1993

CEDING COMPANY:       STATE MUTUAL LIFE ASSURANCE COMPANY
                      Worcester, MA

REINSURANCE COMPANY:  THE COLOGNE LIFE REINSURANCE COMPANY
                      30 Oak Street
                      Stamford, CT 06905

ACCOUNT NUMBER (S):   2385

EFFECTIVE DATE:       January 1, 1993

AMENDMENT NUMBER:     S145-102-001

TYPE OF BUSINESS:     Automatic with Facultative Option YRT

SPECIAL PROVISIONS:   This treaty is hereby amended and becomes a part of the
                      above referenced Reinsurance Agreement:

                      1. The attached DAC Tax Article, entitled Section
                         1.848-2(g)(8) Election, is hereby added to the Agreement.

                      2. This Amendment does not alter, amend, or modify the
                         Reinsurance Agreement other than as stated in this Amendment. It is subject to all of the terms and conditions of the Reinsurance Agreement together with all Amendments and Addendums.

OTHER CONDITIONS:     As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the Parties have had their respective officers execute it below.

THE COLOGNE LIFE REINSURANCE CO.    STATE MUTUAL LIFE ASSURANCE COMPANY

BY:      /s/                              BY:      /s/ Robert P. Mills, Jr.
    -----------------------------             ----------------------------------

TITLE:   Senior Vice Pres.                TITLE:   AVP & Actuary
       --------------------------               --------------------------------

DATE:    12/30/93                         DATE:    May 2, 1994
      ---------------------------               --------------------------------

ATTEST:  /s/                              ATTEST:  /s/
        -------------------------                -------------------------------
         Vice President
         12/15/93

                                 DAC TAX ARTICLE

                       TREASURY REG. SECTION 1.848-2(g)(8)

The Ceding Company and the Reinsurer hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 1992 and for all subsequent taxable years for which this Agreement remains in effect.

1. The term "party" will refer to either the Reinsured or the Reinsurer as appropriate.

2.   The terms used in this Article are defined by reference to Regulation
     Section 1.848.2 in effect as of December 29, 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4. The Ceding Company and Reinsurer agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5. The Ceding Company will submit a schedule to the Reinsurer by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

6. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within 30 days of Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

7. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

                               The Cologne Life Re

                      ADDENDUM TO TREATY DATED JANUARY 1993

CEDING COMPANY:       STATE MUTUAL LIFE INSURANCE COMPANY
                      Worcester, MA

REINSURANCE COMPANY:  THE COLOGNE LIFE REINSURANCE COMPANY
                      30 Oak Street
                      Stamford, CT 06905

ACCOUNT NUMBER (S):   2385

EFFECTIVE DATE:       April 1, 1994

AMENDMENT NUMBER:     S145-102-001

TYPE OF BUSINESS:     Automatic with Facultative Option YRT

SPECIAL PROVISIONS:   Effective April 1, 1994 treaty #145-102-000 is amended to
                      reflect that VEL93 and El Plus 93 products written by SMA
                      Life Assurance Company in New York will be ceded direct to The Cologne Life Reinsurance Company.

OTHER CONDITIONS:     As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the Parties have had their respective officers execute it below.

THE COLOGNE LIFE REINSURANCE        STATE MUTUAL LIFE ASSURANCE COMPANY
COMPANY

BY:      /s/                              BY:      /s/ Robert P. Mills, Jr.
    -----------------------------             ----------------------------------

TITLE:   Senior Vice Pres.                TITLE:   AVP & Actuary
       --------------------------               --------------------------------

DATE:    4/26/94                          DATE:    May 2, 1994
      ---------------------------               --------------------------------

ATTEST:  /s/                              ATTEST:  /s/
        -------------------------                -------------------------------
         Vice President
         4/18/94

                               The Cologne Life Re

              ADDENDUM TO TREATY #S145-101-000 DATED JANUARY 1,1993

CEDING COMPANY:       STATE MUTUAL LIFE INSURANCE COMPANY
                      Worcester, MA

REINSURANCE COMPANY:  THE COLOGNE LIFE REINSURANCE COMPANY
                      30 Oak Street
                      Stamford, CT 06905

ACCOUNT NUMBER (S):   2360

EFFECTIVE DATE:       May l, 1995

AMENDMENT NUMBER:     S145-101-003

TYPE OF BUSINESS:     Automatic w/Facultative Option

SPECIAL PROVISIONS:   The addition of variable universal life product Select
                      Life (form number 1027-95)

                      This treaty is amended to include term coverage as provided under the Survivorship Benefit when included in First To Die Universal Life policies. This coverage will only apply to insureds and amounts reinsured previous to the first death and will cease 90 days after the death of the first to die. No additional premiums over and above the applicable single life reinsurance premiums will be charged for this benefit

OTHER CONDITIONS:     As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the Parties have had their respective officers execute it below.

THE COLOGNE LIFE REINSURANCE              STATE MUTUAL LIFE ASSURANCE COMPANY
COMPANY

BY:      /s/                              BY:      /s/ Robert P. Mills, Jr.
    -----------------------------             ----------------------------------

TITLE:   Senior Vice Pres.                TITLE:   AVP & Actuary
       --------------------------                -------------------------------

DATE:    5/24/95                          DATE:    August 2, 1995
      ---------------------------               --------------------------------

ATTEST:  /s/                              ATTEST:  /s/
        -------------------------                 ------------------------------
         Vice President
         5/24/95

                               The Cologne Life Re

             ADDENDUM TO TREATY #S145-101-000 DATED JANUARY 1, 1993

CEDING COMPANY:       ALLMERICA FINANCIAL LIFE INSURANCE CO.
                      Worcester, MA

REINSURANCE COMPANY:  THE COLOGNE LIFE REINSURANCE COMPANY
                      30 Oak Street
                      Stamford, CT 06905

ACCOUNT NUMBER (S):   2385

EFFECTIVE DATE:       February 1, 1997

AMENDMENT NUMBER:     S145-102-004

TYPE OF BUSINESS:     Automatic w/Facultative Option

SPECIAL PROVISIONS:   On the new single premium variable life product, the
                      definition of net amount of risk is amended to include the impact of the single premium on the first year reinsurance net amount at risk.

                      The first year net amount at risk must equal or exceed $50,001 for reinsurance to be ceded.

OTHER CONDITIONS:     As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the Parties have had their respective officers execute it below.

THE COLOGNE LIFE REINSURANCE              STATE MUTUAL LIFE ASSURANCE COMPANY
COMPANY

BY:      /s/                              BY:      /s/ Robert P. Mills, Jr.
    -----------------------------             ----------------------------------

TITLE:   2nd Vice President               TITLE:   AVP & Actuary
       --------------------------                -------------------------------

DATE:    31 Jan 97                        DATE:    2/6/97
      ---------------------------               --------------------------------

ATTEST:  /s/                              ATTEST:  /s/
        -------------------------                 ------------------------------

                          Letter To Mr. John C. Stewart
                        Cologne Life Reinsurance Company
                             Date: November 27, 1996

                                 Omitted 2 Pages

                               The Cologne Life Re

             ADDENDUM TO TREATY #S145-101-000 DATED JANUARY 1, 1993

CEDING COMPANY:       STATE MUTUAL LIFE ASSURANCE COMPANY
                      Worcester, MA

REINSURANCE COMPANY:  THE COLOGNE LIFE REINSURANCE COMPANY
                      30 Oak Street
                      Stamford, CT 06905

ACCOUNT NUMBER (S):   2360

EFFECTIVE DATE:       October 11, 1995

AMENDMENT NUMBER:     S145-101-006

TYPE OF BUSINESS:     Facultative

SPECIAL PROVISIONS:   Effective OCTOBER 11, 1995 the name of State Mutual Life
                      Insurance Company is changed to:

                      FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY.

OTHER CONDITIONS:     As in basic treaty and other applicable addenda.

IN WITNESS WHEREOF, the Parties have had their respective officers execute it below.

THE COLOGNE LIFE REINSURANCE              FIRST ALLMERICA FINANCIAL LIFE
COMPANY                                   INSURANCE COMPANY

BY:      /s/                              BY:      /s/ Robert P. Mills, Jr.
    -----------------------------             ----------------------------------

TITLE:   2nd Vice President               TITLE:   AVP & Actuary
       --------------------------                -------------------------------

DATE:    9 Oct. 96                        DATE:    October 15, 1996
      ---------------------------                -------------------------------

ATTEST:  /s/                              ATTEST:  /s/
        -------------------------                   ----------------------------